CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 31, 2023, relating to the financial statements and financial highlights of Angel Oak High Yield Opportunities Fund and Angel Oak Total Return Bond Fund, each a series of Angel Oak Funds Trust (the predecessor Funds of Angel Oak High Yield Opportunities ETF and Angel Oak Mortgage-Backed Securities ETF, respectively), for the year ended January 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Fund Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 19, 2024